EXHIBIT L

                          AGREEMENT AND PLAN OF MERGER

                                                                  EXECUTION COPY



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                          AGREEMENT AND PLAN OF MERGER


                          dated as of November 1, 2006

                                      among


                                    VIB CORP,


                           CHARDONNAY MERGER SUB CORP.

                                       and


                              MID-STATE BANCSHARES







================================================================================


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                                TABLE OF CONTENTS

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                                    ARTICLE I

                           DEFINITIONS; INTERPRETATION

1.01.    DEFINITIONS...........................................................1
1.02.    INTERPRETATION.......................................................10

                                   ARTICLE II

                                   THE MERGER

2.01.    THE MERGER...........................................................11
2.02.    CLOSING..............................................................11
2.03.    EFFECTIVE TIME.......................................................12
2.04.    EFFECTS OF THE MERGER................................................12
2.05.    ARTICLES OF INCORPORATION AND BY-LAWS................................12

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

3.01.    CONSIDERATION........................................................12
3.02.    CANCELLATION OF SHARES; STOCK TRANSFERS..............................12
3.03.    MERGER SUB STOCK.....................................................13
3.04.    EXCHANGE PROCEDURES..................................................13
3.05.    STOCK OPTIONS........................................................14
3.06.    DISSENTING SHARES....................................................15

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

4.01.    FORBEARANCES OF THE COMPANY..........................................15
4.02.    FORBEARANCES OF ACQUIROR.............................................19

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.01.    DISCLOSURE SCHEDULES.................................................20
5.02.    STANDARD.............................................................20
5.03.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................21
5.04.    REPRESENTATIONS AND WARRANTIES OF ACQUIROR...........................37


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                               TABLE OF CONTENTS
                                  (continued)

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                                   ARTICLE VI

                                    COVENANTS

6.01.    REASONABLE BEST EFFORTS..............................................38
6.02.    SHAREHOLDER APPROVAL.................................................38
6.03.    PROXY STATEMENT......................................................39
6.04.    PRESS RELEASES.......................................................40
6.05.    ACCESS; INFORMATION..................................................40
6.06.    ACQUISITION PROPOSALS................................................41
6.07.    TAKEOVER LAWS AND PROVISIONS.........................................42
6.08.    REGULATORY APPLICATIONS; THIRD-PARTY CONSENTS; ESTOPPEL
         CERTIFICATES.........................................................42
6.09.    NO RIGHTS TRIGGERED..................................................43
6.10.    INDEMNIFICATION......................................................43
6.11.    FUNDS................................................................45
6.12.    EMPLOYEE MATTERS.....................................................45
6.13.    NOTIFICATION OF CERTAIN MATTERS......................................48
6.14.    CERTAIN MODIFICATIONS................................................49
6.15.    REGULATORY COMPLIANCE................................................49
6.16.    OTHER MERGERS........................................................49

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

7.01.    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER...........50
7.02.    CONDITIONS TO THE COMPANY'S OBLIGATION...............................50
7.03.    CONDITIONS TO ACQUIROR'S OBLIGATION..................................51

                                  ARTICLE VIII

                                   TERMINATION

8.01.    TERMINATION..........................................................52
8.02.    EFFECT OF TERMINATION AND ABANDONMENT................................53
8.03.    TERMINATION FEE......................................................53
8.04.    SPECIFIC PERFORMANCE.................................................55


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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
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                                   ARTICLE IX

                                  MISCELLANEOUS

9.01.    SURVIVAL.............................................................55
9.02.    WAIVER; AMENDMENT....................................................55
9.03.    COUNTERPARTS.........................................................55
9.04.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM........56
9.05.    EXPENSES.............................................................56
9.06.    NOTICES..............................................................56
9.07.    ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES...................58
9.08.    ASSIGNMENT...........................................................59
9.09.    SEVERABILITY.........................................................59
9.10.    ALTERNATIVE STRUCTURE................................................59










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                           COMPANY DISCLOSURE SCHEDULE

Section 4.01(k)       Forbearances - Compensation
Section 4.01(l)       Forbearances - Benefit Arrangements
Section 5.03(b)       Capitalization
Section 5.03(f)       Approvals; No Defaults
Section 5.03(g)       Financial Reports and Regulatory Filings; Material Adverse
                      Effect
Section 5.03(h)       Litigation
Section 5.03(i)       Regulatory Matters
Section 5.03(j)       Compliance With Laws
Section 5.03(k)       Material Contracts; Defaults
Section 5.03(l)(8)    Employee Benefit Plans - Obligations
Section 5.03(l)(9)    Employee Benefit Plans -  Changes
Section 5.03(l)(13)   Employee Benefit Plans - Change in Control Agreements
Section 5.03(l)(14)   Employee Benefit Plans - NQDC Plans
Section 5.03(l)(15)   Employee Benefit Plans - Life Insurance Policies
Section 5.03(l)(17)   Employee Benefit Plans - Retention/Employment Agreements
Section 5.03(n)       Books and Records; Accounting Controls
Section 5.03(q)       Sarbanes-Oxley Act
Section 5.03(r)       Labor Matters
Section 5.03(s)       Environmental Matters
Section 5.03(u)       Interests of Certain Persons
Section 5.03(v)       Insurance Coverage
Section 5.03(w)       Extensions of Credit
Section 5.03(x)       Interest Rate Instruments
Section 5.03(z)       Intellectual Property
Section 5.03(aa)      Non-Competition/Non-Solicitation

                          ACQUIROR DISCLOSURE SCHEDULE

Schedule 5.04(c)      Consents and Approvals


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                                      ANNEX

Annex 1               Form of Voting Agreement





                                    EXHIBITS


Exhibit A             Agreement and Plan of Merger
Exhibit B             Capital Expenditures
Exhibit C             Severance Benefits




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         AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2006 (this
"Agreement"), among VIB Corp, a California corporation ("Acquiror"), Chardonnay Merger Sub Corp., a wholly-owned subsidiary of Acquiror organized under the laws of California ("Merger Sub") and Mid-State Bancshares, a California corporation (the "Company").

                                    RECITALS

     A. The Proposed Transaction. The parties intend to effect a strategic business combination through the merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). It is the intention of Acquiror that, immediately following the Merger, each of the following will occur in immediate succession: (a) the Company will merge with and into Acquiror, with Acquiror being the surviving corporation (the "Holding Company Merger") and (b) Company Bank will merge into Acquiror Bank, with Acquiror Bank being the surviving bank (the "Bank Merger"). The Holding Company Merger and the Bank Merger are sometimes referred to as the "Other Mergers".

     B. Board Determinations. The respective boards of directors of Acquiror, Merger Sub and the Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders and, therefore, have approved the Merger and this Agreement.

     C. Voting Agreements. As an inducement to and condition of Acquiror's willingness to enter into this Agreement, each of Carrol R. Pruett, James W. Lokey, Daryl L. Flood, Gregory R. Morris, H. Edward Heron, Stephen P. McGuire, Alan Rains, George H. Andrews, James G. Stathos and Harry Sackrider entered (each in his capacity as a stockholder of the Company) into a voting and support agreement (the "Voting Agreements"), the form of which is attached hereto as Annex 1. The Voting Agreements were entered into immediately prior to the execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Acquiror, Merger Sub and the Company agree as follows:

                                   ARTICLE I

                           DEFINITIONS; INTERPRETATION

     1.01. Definitions. This Agreement uses the following definitions:

          "401(k) Plan" means the Company Bank's 401(k) Plan.

          "Acquiror" has the meaning assigned in the Preamble.


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          "Acquiror Bank" means Rabobank, National Association, a national banking association.

          "Acquisition Proposal" means a tender or exchange offer to acquire more than 15% of the voting power in the Company or any of its Significant Subsidiaries, a bona fide proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any other bona fide proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated hereby, including any revisions to the terms of such transactions contemplated by Section
     6.02 pursuant to Section 6.02.

          "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction, involving the Company or any of its Significant Subsidiaries; provided, however, that in no event shall any merger, consolidation or similar transaction involving only the Company and one or more of its Significant Subsidiaries or involving only any two or more of such Significant Subsidiaries, if such transaction is not otherwise in violation of the terms of this Agreement, be deemed to be an Acquisition Transaction, (b) a purchase, lease or other acquisition of twenty-five percent (25%) or more of the assets, deposits or business operations of the Company or any of its Significant Subsidiaries, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing fifteen percent (15%) or more of the voting power of the Company or any of its Significant Subsidiaries.

          "Affiliate" with respect to a party means any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act.

          "Agreement" has the meaning assigned in the Preamble.

          "Bank Merger" has the meaning assigned in the Recitals.

          "BHC Act" means the Bank Holding Company Act of 1956.

          "Benefit Arrangement" means all "employee benefit plans" (as defined in ERISA), all specified fringe benefit plans as defined in Code ss. 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, change in control, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto,

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     which (i) are maintained or contributed to by the Company or an ERISA
     Affiliate, or with respect to which the Company, the Company Bank or an ERISA Affiliate has had any liability during the last 6 years, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any officer, director, independent contractor, Employee or service provider of the Company, the Company Bank or an ERISA Affiliate, or the dependents or spouses of any such person, regardless of whether funded.

          "business day" means any day of the year, other than a Saturday or Sunday or any other day that the Federal Reserve Bank of San Francisco recognizes as a federal holiday. In addition, only in the case of any performance by, notice to or other action involving Acquiror as provided in this Agreement, any day on which banking institutions in The Netherlands are authorized or obligated by law or regulation to close will not be considered a business day.

          "CCC" means the California Corporations Code.

          "CFC" has the meaning assigned in Section 5.03(f).

          "Chosen Courts" has the meaning assigned in Section 9.04.

          "Closing" has the meaning assigned in Section 2.02.

          "Closing Date" has the meaning assigned in Section 2.02.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning assigned in the Preamble.

          "Company Bank" means Mid-State Bank & Trust, a California state chartered bank.

          "Company Board" means the Board of Directors of the Company.

          "Company Common Stock" means the common stock, no par value, of the Company.

          "Company Meeting" has the meaning assigned in Section 6.02.

          "Company Preferred Stock" means the authorized preferred stock of the Company.

          "Company Related Person" means any person (or family member of such person) (1) that directly or indirectly controls, or is under common control with, the Company or any of its Affiliates, (2) that serves as a director, officer, employee, partner, member, executor, or trustee of the Company or any of its Affiliates or Subsidiaries (or in any other similar capacity), (3) that has, or is a



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     member of a group having, direct or indirect beneficial ownership of voting securities or other voting interests representing at least five (5) percent of the outstanding voting power or equity securities or other equity interests representing at least five (5) percent of the outstanding equity interests (a "Material Interest") in the Company or any of its Affiliates or (4) in which any person (or family member of such person) that falls under (1), (2) or (3) above directly or indirectly holds a Material
     Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity).

          "Company Stock Option" means any option to purchase Company Common Stock granted under the Company Stock Plans.

          "Company Stock Plans" means the Mid-State Bancshares 2005 Equity Based Compensation Plan and the Mid-State Bancshares 1996 Stock Option Plan.

          "Confidentiality Agreement" has the meaning assigned in Section
     6.05(b).

          "Constituent Documents" means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

          "Contract" means, with respect to any person, any agreement, arrangement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

          "Covered Employees" has the meaning assigned in Section 6.12(a).

          "CRA" has the meaning assigned in Section 5.03(j).

          "Disclosure Schedule" has the meaning assigned in Section 5.01.

          "Dissenting Shares" has the meaning assigned in Section 3.06(a).

          "Effective Time" has the meaning assigned in Section 2.03.

          "Employees" means current and former employees of the Company or any of its Subsidiaries, as the context requires.

          "Environmental Laws" means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating,



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     relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any other person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

          "Exchange Agent" has the meaning assigned in Section 3.04(a).

          "Exchange Fund" has the meaning assigned in Section 3.04(a).

          "Exercise Period" has the meaning assigned in Section 3.05(b).

          "Extensions of Credit" has the meaning assigned in Section 5.03(w).

          "Fee Payment Event" has the meaning assigned in Section 8.03(a).

          "GAAP" means United States generally accepted accounting principles.

         "Governmental Authority" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority, and including any bank regulatory authority.

          "Grantor Trust" means any trust which is a "grantor trust" within the meaning of the Code established for the purpose of accumulating funds to satisfy the obligations incurred by the Company or any ERISA Affiliate under the NQDC Plans or any change in control or severance arrangement.

          "Holding Company Merger" has the meaning assigned in the Recitals.

          "Indemnified Party" has the meaning assigned in Section 6.10(a).

          "Inherited NQDC Plans" means the American Commercial Bank Senior Executives' Retirement Plan, the Ojai Valley Bank Nonqualified Deferred Compensation Plan and the City Commerce Bank Nonqualified Deferred Compensation Plan.

          "Intellectual Property" has the meaning assigned in Section 5.03(z).

          "Interest Rate Instruments" has the meaning assigned in Section
     5.03(x).



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

          "IRS" means the United States Internal Revenue Service.

          "IT Assets" has the meaning assigned in Section 5.03(z).

          "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any nature whatsoever.

          "Loan" means loans, other extensions of credit (including in the form of leases or guaranties), commitments to extend credit and other similar assets.

          "Material Adverse Effect" means, with respect to Acquiror or the Company, any change, event, circumstance, development or effect that:

          (a) is, individually or taken together with other effects, material and adverse to the financial position, results of operations, stockholders' equity, operations or business of Acquiror and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, respectively, excluding (but with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable banking or financial services organizations) the impact of
     (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities; (2) in the case of the Company, changes in GAAP or regulatory accounting requirements applicable to U.S. banking organizations generally; (3) changes in general U.S. or global economic conditions affecting banking organizations generally (including, without limitation, changes in interest rates); (4) actions or omissions of a party to this Agreement required by this Agreement or taken upon the request of the other party to this Agreement, in contemplation of the transactions contemplated hereby; (5) in the case of the Company, any litigation instituted seeking to enjoin, whether temporarily, preliminarily or permanently, the consummation of the Merger or asserting that (A) the Per Share Amount is not fair to the Company's shareholders, (B) the Company's directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of, or efforts to consummate, the Merger, or (C) the Proxy Statement contained any misstatements of material fact relating to the transactions contemplated by this Agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by this Agreement not misleading (so long as the court in any such action has not preliminarily or permanently enjoined the consummation of the Merger and has not rendered a final judgment finding that any such allegations are true); (6) in the case of the Company, any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (6), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining



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     whether there has been, a Material Adverse Effect in the case of the
     Company, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition); (7) in the case of the Company, any expense of the Company arising out of the acceleration of the vesting of any Company Stock Option or the lapsing of restrictions with respect to any Company awards as a result of the transactions contemplated by this Agreement in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment; (8) in the case of the Company, any adverse tax effects to the Company under sections 409A or 280G of the Code; (9) in the case of the Company, the failure to maintain relationships with existing customers, suppliers, licensors or employees that is proximately caused by the failure to obtain the Requisite Regulatory Approvals by April 30, 2007 (with the presumption that the failure to maintain such relationships is proximately caused by the failure to obtain the Requisite Regulatory Approvals by April 30, 2007 unless Acquiror can demonstrate otherwise); and (10) in the case of the Company, the failure to obtain the cancellation of the agreements and arrangements listed in Section 5.03(l)(13) of the Disclosure Schedule; or

          (b) would materially impair the ability of Acquiror or the Company, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

          "Material Interest" has the meaning assigned in the definition of "Company Related Person".

          "Materials of Environmental Concern" means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation petroleum products and byproducts, asbestos, lead paint and compounds, mold and any other substance regulated under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

          "Merger" has the meaning assigned in the Recitals.

          "Merger Sub" has the meaning assigned in the Recitals.

          "Merger Sub Stock" means the common stock, no par value, of Merger
     Sub.

          "NASDAQ" means The Nasdaq Stock Market, Inc.

          "NQDC Plans" means the Mid-State Bank & Trust 2001 Deferred Compensation Plan and the Mid-State Bank & Trust Deferred Compensation Plan.



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          "OCC" has the meaning assigned in Section 5.03(j).

          "Old Certificates" has the meaning assigned in Section 3.04(a).

          "Option Notice" has the meaning assigned in Section 3.05(b).

          "Option Spread" has the meaning assigned in Section 3.05(a).

          "Other Mergers" has the meaning assigned in the Recitals.

          "Other Persons" has the meaning assigned in Section 6.06(a).

          "party" means Acquiror, Merger Sub or the Company.

          "Pension Plan" has the meaning assigned in Section 5.03(l).

          "Per Share Amount" has the meaning assigned in Section 3.01.

          "person" is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Previously Disclosed" means information set forth by a party in the applicable paragraph of its Disclosure Schedule.

          "Proxy Statement" has the meaning assigned in Section 6.03(a).

          "Regulatory Filings" has the meaning assigned in Section 5.03(g).

          "Representatives" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "Requisite Regulatory Approvals" has the meaning assigned in Section 6.08(a).

          "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.



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

          "Scheduled Intellectual Property" has the meaning assigned in Section 5.03(z).

          "SEC" means the United States Securities and Exchange Commission.

          "Secretary of State (CA)" means the Secretary of State of the State of California.

          "Securities Act" means the Securities Act of 1933 and the rules and regulations thereunder.

          "Significant Subsidiary" has the meaning assigned in Rule 1-02 of Regulation S-X promulgated by the SEC.

          "Subsidiary" includes either a "subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC or a "subsidiary" as defined in Sections 225.2(o) and 583.23 of Title Twelve of the Code of Federal Regulations.

          "Superior Proposal" means a bona fide written Acquisition Proposal which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (1) after receiving the written advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal (including the nature and amount of consideration offered) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of "Superior Proposal", the references to "more than 15%" in the definition of Acquisition Proposal shall be deemed to be references to "more than 50%", and (4) after taking into account any revisions to the terms of the transaction contemplated by Section 6.02 of this Agreement pursuant to
     Section 6.02.

          "Surviving Corporation" has the meaning assigned in the Recitals.

          "Takeover Laws" has the meaning assigned in Section 5.03(o).

          "Takeover Provisions" has the meaning assigned in Section 5.03(o).

          "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad



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

     valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever (whether federal, state, local, or foreign), together with any interest and any penalties, additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties, or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

          "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

          "Termination Date" has the meaning assigned in Section 8.01(b).

          "Termination Fee" has the meaning assigned in Section 8.03(a).

          "Third-Party Consents" has the meaning assigned in Section 6.08(a).

          "Trade Secrets" has the meaning assigned in Section 5.03(z).

          "USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

          "Voting Agreements" has the meaning assigned in the Recitals.

     1.02. Interpretation. (a) In this Agreement, except as the context may otherwise require, references:

               (1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

               (2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

               (3) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

               (4) to the "transactions contemplated hereby" includes the transactions provided for in this Agreement and the Annex to it;

               (5) to any Governmental Authority include any successor to that Governmental Authority; and

               (6) to the date of this Agreement are to November 1, 2006.

          (b) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

          (c) The words "include", "includes" or "including" are to be deemed followed by the words "without limitation."

          (d) The words "herein", "hereof" or "hereunder", and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

          (e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

          (f) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

                                   ARTICLE II

                                   THE MERGER

     2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will terminate. The Company will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of California.

     2.02. Closing. The closing of the Merger (the "Closing") will take place in the offices of the Company, at 991 Bennett Avenue, Arroyo Grande, California 93421, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"); provided, however, that the Closing Date shall in no event be earlier than January 1, 2007.

     2.03. Effective Time. The parties shall file an agreement and plan of merger by and among Acquiror, the Company and Merger Sub, the form of which is set forth in Exhibit A hereto, with the Secretary of State (CA), in accordance with all appropriate legal requirements, together with such certificates or other documents executed as may be required by law, and the Merger provided for herein shall become effective upon such filing. Unless another time shall be set forth in such filing (which time shall, in such case, be the "Effective Time" of the Merger), the "Effective Time" of the Merger shall be the time of such filing.

     2.04. Effects of the Merger. The Merger will have the effects prescribed by the CCC and other applicable law.

     2.05. Articles of Incorporation and By-laws. (a) The Company's articles of incorporation, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time, except that Article IV thereof shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of common stock, no par value per share."

          (b) Merger Sub's by-laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01. Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or Merger Sub Stock, each share of Company Common Stock outstanding immediately prior to the Effective Time, except for Dissenting Shares for which the right to dissent has been perfected, has not been withdrawn and has not otherwise been lost, will be converted into an amount in cash, without interest, equal to $37.00 (the "Per Share Amount"); provided that each share of Company Common Stock beneficially owned by Acquiror (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) will be cancelled and no amount of cash or other consideration will be paid in exchange therefor.

     3.02. Cancellation of Shares; Stock Transfers. At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only, and holders of Company Common Stock will have no rights as shareholders of the Company, other than the right to receive, without interest,
(A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the cash consideration provided for in Section 3.01. After the

Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation or Acquiror for any reason will be cancelled and exchanged in accordance with this Article III.

     3.03. Merger Sub Stock. Each share of Merger Sub Stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

     3.04. Exchange Procedures. (a) At least two business days prior to the Effective Time, Acquiror will deposit with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Company Common Stock ("Old Certificates"), cash payable pursuant to Section 3.01 (the "Exchange Fund"). The Exchange Agent shall maintain the Exchange Fund in an account opened in its name and on arms' length terms with Acquiror Bank.

          (b) Promptly after the Effective Time, but in no event later than five business days thereafter, Acquiror will send or cause to be sent to each person who was a record holder of Company Common Stock immediately before the Effective Time transmittal materials for exchanging Old Certificates. Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with the transmittal materials, duly executed, and such other documents as the Exchange Agent may reasonably require (including customary indemnity if any of such certificates are lost, stolen, or destroyed), the holder of such Old Certificate shall be entitled to receive in exchange therefor a check representing the cash payable pursuant to Section 3.01. No interest will be paid on any such cash or other consideration deliverable pursuant to this Article III upon surrender of Old Certificates. At the twelve-month anniversary of the Effective Time, or at such later date (but in any event prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority) as the Acquiror determines in its sole discretion, any portion of the Exchange Fund remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to Acquiror. Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates for the Per Share Amount pursuant to this
     Article III shall thereafter be entitled only to look exclusively to Acquiror, and only as general unsecured creditors thereof, for payment of any Per Share Amount which they are entitled to receive upon exchange of their Old Certificates pursuant to this Article III, without any interest thereon; provided, however, that Acquiror shall be entitled to refuse to surrender such payments in accordance with any applicable statutes of limitations or other applicable law.

          (c) None of Acquiror, Merger Sub, the Company and the Exchange Agent will be liable to any former holder of Company Common Stock for any cash from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     3.05. Stock Options. (a) The Company shall, in accordance with the terms of the Mid-State Bancshares 2005 Equity Based Compensation Plan, deliver the notice required under Section 6.2 of the Mid-State Bancshares 2005 Equity Based Compensation Plan with respect to Company Stock Options and awards granted under the Mid-State Bancshares 2005 Equity Based Compensation Plan. Prior to the Effective Time and in accordance with the provisions of the Mid-State Bancshares 2005 Equity Based Compensation Plan, each outstanding Company Stock Option granted under the Mid-State Bancshares 2005 Equity Based Compensation Plan, whether vested or unvested immediately prior to the Effective Time, will be cancelled and terminated by the Company in exchange for the right to receive an amount of cash immediately prior to the Effective Time equal to the number of shares of Company Common Stock covered by such Company Stock Option, multiplied by the Option Spread, less applicable Taxes required to be withheld with respect to such payment. In order to facilitate the determination of the amounts to be paid pursuant to the preceding sentence, all Company Stock Options granted under the Mid-State Bancshares 2005 Equity Based Compensation Plan shall cease to be exercisable three days prior to the Effective Time. The "Option Spread" for a Company Stock Option will be equal to the Per Share Amount less the exercise price of the Company Stock Option.

          (b) At least 45 days prior to the Effective Time, the Company shall
     (i) fully vest all then outstanding Company Stock Options granted under the Mid-State Bancshares 1996 Stock Option Plan, and (ii) give notice (the "Option Notice") of such vesting and the pendency of the Effective Time to all persons holding outstanding Company Stock Options granted under the Mid-State Bancshares 1996 Stock Option Plan as required under Section 15 of the Mid-State Bancshares 1996 Stock Option Plan. The Option Notice shall provide that during the period commencing on the date that is five days after the date of the Option Notice and ending on the date that is 31 days thereafter (the "Exercise Period"), each person receiving the Option Notice shall have the right to exercise their vested Company Stock Options granted under the Mid-State Bancshares 1996 Stock Option Plan. Any Company Stock Options granted under the Mid-State Bancshares 1996 Stock Option Plan which are not exercised during the Exercise Period will cease to be exercisable after the Exercise Period. After the Exercise Period and prior to the Effective Time each outstanding Company Stock Option granted under the Mid-State Bancshares 1996 Stock Option Plan will be cancelled and terminated by the Company in exchange for the right to receive an amount of cash immediately prior to the Effective Time equal to the number of shares of Company Common Stock covered by such Company Stock Option, multiplied by the Option Spread, less applicable Taxes required to be withheld with respect to such payment.

     3.06. Dissenting Shares. (a) Notwithstanding any other provision contained in this Agreement, shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has voted such shares against the Merger and who has otherwise taken all of the steps required by Section 1300(b) of the CCC to properly exercise and perfect such shareholder's dissenter's rights (any such shares being referred to herein as "Dissenting Shares") shall, in the event such Dissenting Shares, in the aggregate, represent 5% or more of the outstanding shares of Company Common Stock, be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Chapter 13 of the CCC; provided, however, that in the event that a shareholder of the Company fails to perfect, withdraws or otherwise loses any such right or remedy granted by the CCC, the shares of Company Common Stock held by such shareholder shall be converted into the Per Share Amount as specified in this Agreement; and provided further, that in the event Dissenting Shares, in the aggregate, represent less than 5% of the outstanding shares of Company Common Stock, all such Dissenting Shares shall be converted into the Per Share Amount as specified in this Agreement.

          (b) The Company shall give Acquiror (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     4.01. Forbearances of the Company. The Company agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Acquiror, it will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

          (b) Operations. Enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

          (c) Capital Stock. Other than pursuant to the terms of Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any Rights, (2) permit any additional shares of its stock to become subject to new options, stock appreciation rights, restricted stock units, phantom stock, or grants, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock or other capital security of the Company, (4) effect any recapitalization, reclassification, stock split, reverse stock split, combination or like change in capitalization or (5) enter into, or take any action to cause any holders of Company Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Common Stock to vote any shares of Company Common Stock, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.

          (d) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (B) regular quarterly dividends on its common stock, provided that any such dividend shall be at a rate per share not exceeding the rate paid by it during the fiscal quarter immediately preceding the date hereof), or (2) directly or indirectly adjust, split, combine, redeem, reclassify, or purchase or otherwise acquire, any shares of its stock, or purchase or otherwise acquire, any shares of its stock; provided, that (x) if the Merger has not closed on or before April 30, 2007, the Company may increase the rate of dividend payable in the second quarter of 2007 to $0.36 per share; provided, further, that if the regular quarterly dividend payable in the second quarter of 2007 has been paid before April 30, 2007, the Company may declare a special dividend such that the total of all dividends paid in the second quarter of 2007 equals $0.36 per share; and
     (y) if the Merger has not closed on or before July 31, 2007, the Company may declare a special dividend such that the total of all dividends paid in the third quarter of 2007 equals $0.36 per share; provided, further, that if the regular quarterly dividend payable in the third quarter of 2007 has been paid before July 31, 2007, the Company may declare a special dividend such that the total of all dividends paid in the third quarter of 2007 equals $0.36 per share.

          (e) Dispositions. Sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any of its assets, deposits, business or properties, except for (1) sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that does not exceed $150,000 individually and, together with all other such transactions, does not exceed $500,000, (2) sales of mortgages originated for sale in the ordinary course of business consistent with past practice,
     (3) sales of assets pertaining to Company Bank's trust business in a fiduciary capacity, and (4) sales of loan participations solely in order to control credit risk or credit concentration, or to comply with loan-to-one-borrower limitations.

          (f) Acquisitions; Leases. (1) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity or (2) enter into, extend or renew any leases of real property.

          (g) Constituent Documents. Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Subsidiaries.

          (h) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

          (i) Adverse Actions. Notwithstanding anything herein to the contrary, take, or omit to take, any action that is reasonably likely to result in
     (A) any of the Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner.

          (j) Company Related Person Contracts. Enter into, terminate, amend, modify, renew or grant any consent or waiver under, or fail to enforce, any Contract with any Company Related Person or amend or modify in any material respect any of its existing Contracts with any Company Related Person; provided that this clause (j) shall not apply to any Loan made by Company Bank to any non-executive officer or non-management employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice.

          (k) Compensation. (1) Hire any new Employee except as replacement of an existing position with an annual base salary not exceeding $100,000, grant any salary or wage increase, grant new equity-related awards or severance or termination payments or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to make changes that are required by applicable law, (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (C) for annual salary increases in the ordinary course of business and in accordance with past practice (including with respect to timing and amount) not exceeding, in the aggregate, 3% of annual base salaries for 2006 (except that no increase greater than 3% of an individual's annual base salary may be granted to any individual whose annual base salary exceeds $100,000 or would exceed $100,000 after giving effect to such increase without Acquiror's prior written consent); or (2) grant to any existing or new employee a title higher than vice president.

          (l) Benefit Arrangements. Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement or any trust agreement (or similar arrangement) related thereto, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) amendments that do not increase benefits or result in increased administrative costs.

          (m) Taxes. Make any material Tax election, change any method of Tax accounting or settle any material Tax claim.

          (n) Claims. (1) Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $100,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices or (2) settle any proceeding before a Governmental Authority.

          (o) Capital Expenditures. Make any capital expenditures in excess of those set forth in Exhibit B hereto.

          (p) Investment Securities. (1) Sell any investment securities (it being understood that payment at maturity, prepayment by the underlying borrower or call by the issuer shall not constitute sales for purposes of this Section 4.01(p)(1)), or (2) purchase any investment securities, except for purchases of obligations of the U.S. Treasury (or obligations guaranteed by any agency of the U.S. Government) or obligations with an AAA rating of at least one nationally recognized ratings agency, in each case with a duration of two years or more.

          (q) Loans. (1) Make, renew, extend the maturity of, or alter any of the material terms of any Loan (other than Loans classified special mention, substandard or doubtful by the Company or Company Bank's state or federal regulations in its most recent examination, referred to herein as "classified Loans" and which are addressed by Section 4.01(q)(2)), to any single borrower and his or her related interests in excess of the principal or commitment amounts of $10,000,000 for new unsecured Loans or renewals of unsecured Loans and $15,000,000 for new secured Loans or renewals of secured Loans; provided that Acquiror will be deemed to have given its consent under this
     Section 4.01(q)(1) unless Acquiror objects in writing to such transaction no later than two business days after actual receipt by Acquiror of the information relating to the making, renewal or alteration of such Loan as is provided to the Company Board or the Board of Directors or board loan committee of the Company Bank, (2) renew, extend the maturity of, or alter any of the material terms of any classified Loan in excess of the principal amounts of (i) $2,500,000 for unsecured special mention Loans, (ii) $5,000,000 for secured special mention Loans, (iii) $500,000 for unsecured substandard Loans and (iv) $1,000,000 for secured substandard Loans; provided that Acquiror will be deemed to have given its consent under this subsection unless Acquiror objects in writing to such transaction no later than two business days after actual receipt by Acquiror of the information relating to the renewal or alteration of any classified Loan as is provided to the Company Board or the Board of Directors or loan committee of the Company Bank, (3) make any new Loan to a borrower or his or her related interests if such borrower has a substandard or lower graded Loan, or (4) make, renew, extend the maturity of, or alter any of the material terms of any borrowing, other than in the ordinary course of business; provided, however, that brokered certificates of deposit shall not be considered to be borrowings made in the ordinary course of business.

          (r) Material Contracts. Enter into, renew, amend or terminate, or make any payment not then required under any Material Contract.

          (s) WARN. Take any action that would cause it or any of its Subsidiaries to have any liability or obligation under the Workers Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101, et seq., or any similar state or local law.

          (t) Commitments. Enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

     4.02. Forbearances of Acquiror. Notwithstanding anything herein to the contrary, Acquiror agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of the Company, it will not, and will cause each of its Subsidiaries not to:

          (a) Take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation; provided, Acquiror may make acquisitions, provided that such acquisitions do not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be materially more difficult to obtain;

          (b) Conduct the business of Acquiror or any of its Subsidiaries other than in the ordinary and usual course or knowingly take any action which is intended, or would reasonably be expected to, materially (i) impede, (ii) delay or (iii) adversely affect the ability of Acquiror to consummate the Merger and the other transactions contemplated by this Agreement; or

          (c) Take, or omit to take, any action that is reasonably likely to result in (i) any of Acquiror's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01. Disclosure Schedules. Before entry into this Agreement, the Company delivered to Acquiror a schedule ("Disclosure Schedule"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or to one or more of its forbearances or covenants contained in Articles IV and VI, respectively (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed to apply to each other section or subsection of such Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face).

     5.02. Standard. For all purposes of this Agreement, no representation or warranty of the Company or Acquiror contained in Section 5.03 or Section 5.04 (other than (x) the representations and warranties contained in Section 5.03(b), Sections 5.03(l)(9) (last sentence), (l)(13) and (l)(17), which shall be true in all respects, and (y) the representations and warranties contained in Sections 5.03(a), (c), (d), (e), (g), (l) (except for (l)(9)(last sentence), (13), and
(17)) and (p) and Section 5.04(a), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or Section 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Acquiror, as the case may be.

     5.03. Representations and Warranties of the Company. Except as Previously Disclosed, as set forth in the Disclosure Schedule delivered to Acquiror by the Company, the Company hereby represents and warrants to Acquiror as follows:

          (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of California. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

          (b) Capitalization. Its authorized capital stock consists of 100,000,000 shares of Company Common Stock and 25,000,000 shares of Company Preferred Stock. As of October 31, 2006, 22,061,103 shares of Company Common Stock were outstanding, and no shares of Company Preferred Stock were outstanding. As of the date of this Agreement, there are (i) 112,503 Company Stock Options outstanding pursuant to the Mid-State Bancshares 2005 Equity Based Compensation Plan, (ii) 1,801,151 Company Stock Options outstanding pursuant to the Mid-State Bancshares 1996 Stock Option Plan, and (iii) 42,170 shares of restricted stock outstanding, all of which were duly authorized by the Company Board or a duly authorized committee thereof, and granted in accordance with the terms of the Company Stock Plans, as appropriate. Section 5.03(b) of the Disclosure Schedule provides
     (i) a list of optionees and the date of grant, the expiration date, the number of outstanding Company Stock Options and the exercise price for each outstanding Company Stock Option, and (ii) a list of all holders of restricted stock and the number of shares so held. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to the Company Stock Plans, as of the date of this Agreement, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights outstanding with respect to the Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement, outstanding Company Stock Options and the Company Stock Plans. As of the date of this Agreement, the Company has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Common Stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

          (c) Subsidiaries. (1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no Contracts (including Benefit Arrangements) by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no Contracts relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. ss. 55 or comparable state laws in the case of bank Subsidiaries), and (F) each Subsidiary that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

               (2) Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified. Company Bank is the Company's only depository institution Subsidiary, and it (A) is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and (B) is "well capitalized" within the meaning of the "prompt corrective action" regulations of the Federal Deposit Insurance Corporation.

          (d) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Authority. It has duly authorized, executed and delivered this Agreement. The Company Board adopted this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to the Company's shareholders approval of the principal terms of this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby. Subject only to receipt of the requisite vote of the holders of a majority of the outstanding shares of Company Common Stock to approve the principal terms of this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by foreign, federal and state banking authorities, including applications and notices under the Bank Merger Act, National Bank Act, BHC Act, and the California Financial Code ("CFC"), (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the NASD, applicable securities exchanges and self-regulatory organizations, (C) filing of the Proxy Statement with the SEC, (D) receipt of the shareholder approval described in Section 5.03(e), and (E) the filing of the agreement and plan of merger contemplated by Section 2.03 hereof and the officers' certificates prescribed by Section 1103 of the CCC. The Company is not aware of any reason why all such necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

               (2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and Regulatory Filings; Material Adverse Effect.
     (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, its "Regulatory Filings") with the SEC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the financial statements contained in or incorporated by reference into each such Regulatory Filing (including the related notes and schedules) fairly presents or will fairly present its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presents or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

               (2) Except as disclosed in the Regulatory Filings filed prior to the date hereof, none of it or its Subsidiaries has any obligation or liability (whether known, unknown, mature, contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on it and, since December 31, 2005, on a consolidated basis it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

               (3) Since December 31, 2005, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

          (h) Litigation. Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

          (i) Regulatory Matters. Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its

     Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (without giving effect to any amendment filed after the date of this Agreement), (1) neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries and (2) it is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Government Authority against it, any of its Subsidiaries or any officer, director or employee thereof.

          (j) Compliance with Laws. Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

               (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including (without limitation) applicable consumer privacy, fair lending, anti-money laundering and anti-discrimination laws, the Bank Secrecy Act, the USA Patriot Act and the Community Reinvestment Act (the "CRA") (and, with respect to the CRA, currently has a rating of "Satisfactory" or better);

               (2) has all permits, licenses, authorizations, orders and approvals of, and has made on a timely basis all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

               (3) has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization;

               (4) (A) has not engaged in any of the practices listed in Office of the Comptroller of the Currency (the "OCC") Advisory Letter AL 2000-7 as "indications that an institution may be engaging in abusive lending practices" or as practices that "may suggest the potential for fair lending violations", (B) has not engaged in any "predatory" or "abusive" lending practices as described in the Expanded Guidance for Subprime Lending Programs, issued by the OCC, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on January 31, 2001, or (C) has not originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of Title Twelve of the Code of Federal Regulations;

               (5) is in compliance with all applicable listing standards of the NASDAQ; and

               (6) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action.

          (k) Material Contracts; Defaults. (1) Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (B) that restricts the conduct of business by it or any of its Subsidiaries or its other Affiliates or its or their ability to compete in any line of business, (C) that contains an "exclusivity" clause (that is, obligates the Company or any of its Subsidiaries or its other Affiliates to conduct business with another party on an exclusive basis or restricts the ability of the Company or any of its Subsidiaries to conduct business with any person), (D) with respect to employment of an officer, director or consultant, (E) any Contract calling for annual payments of $100,000 or more by it or its Subsidiaries and that is not terminable at will or with notice of 30 days or less without payment by it or its Subsidiaries of any premium or penalty, or (F) any Contract between it or any of its Subsidiaries on the one hand, and a Company Related Person, on the other, other than any Loan made by Company Bank to a non-executive officer or non-management employee of it or its Subsidiaries in the ordinary course of business consistent with past practice.

               (2) Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) Employee Benefit Plans. (1) All of its Benefit Arrangements are Previously Disclosed. True and complete copies of all Benefit Arrangements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to Acquiror. It has delivered to Acquiror
     (i) all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries regarding any Benefit Arrangement, (ii) all personnel, payroll and employment manuals and policies, (iii) a written description of any Benefit Arrangement that is not otherwise in writing,
     (iv) all material registration statements filed with respect to any Benefit Arrangement which are currently in effect, (v) all insurance policies purchased by or to provide benefits under any Benefit Arrangement which are currently in effect, (vi) all material reports submitted since December 31, 2003, by third-party administrators, actuaries, investment managers, trustees, consultants or other independent accountants with respect to any Benefit Arrangement, (vii) all material notices that were given by the Company or any ERISA Affiliate or any Benefit Plan to the IRS or any participant or beneficiary, with respect to any Benefit Arrangement pursuant to statute, since December 31, 2003, including notices that are expressly mentioned elsewhere in this Section 5.03(l), (viii) all notices that were given by the IRS or the Department of Labor to the Company or any ERISA Affiliate or any Benefit Arrangement since December 31, 2003, and
     (ix) with respect to Pension Plans (as defined below), the most recent determination letter or opinion letter, for each such plan.

               (2) Each of its Benefit Arrangements which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under
          Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in loss of qualification of any such Pension Plan under Section 401(a) of the Code.

               (3) Neither it nor any ERISA Affiliate has ever established, maintained or contributed to or otherwise participated in, or had an obligation to maintain or contribute to or participate in, (i) any plan that is subject to Title IV of ERISA or Section 412 of the Code,
          (ii) any multiemployer plan (as defined in Section 3(37) of ERISA),
          (iii) any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code, (iv) any organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, or
          (v) any welfare benefit fund as defined in Section 419(e) of the Code.

               (4) To the best of Company's knowledge, each Benefit Arrangement has been at all times operated in accordance with its terms and the Company and the ERISA Affiliates, with respect to all Benefit Arrangements are, and each Benefit Arrangement is, in material compliance with ERISA, the Code, and other applicable laws including the provisions of such laws expressly mentioned in this Section 5.03(l).

               (5) No plan subject to Title IV of ERISA or Section 412 of the Code has ever been merged with or into the 401(k) Plan and there has never been a direct transfer of assets (other than in a direct rollover) or liabilities from a plan subject to Title IV of ERISA or
          Section 412 of the Code to the 401(k) Plan. Other than the 401(k) Plan, no Benefit Arrangement is invested in or provides the opportunity for the purchase of any employer security (within the meaning of Section 407(d) of ERISA).

               (6) Neither it nor any ERISA Affiliate has engaged in a transaction with respect to any of its Benefit Arrangements that could subject it or any of its ERISA Affiliates to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither it nor any of its ERISA Affiliates has incurred or reasonably expects to incur a tax or penalty imposed by Section 502 of ERISA.

               (7) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings and all contributions made or accrued with respect to all the Benefits Arrangements are deductible under Section 162 or 404 of the Code.

               (8) Except as disclosed in Section 5.03(l)(8) of the Disclosure Schedule, neither it nor any of its ERISA Affiliates has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. It and its ERISA Affiliates have complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code, the provisions of Section 701 et seq. of ERISA and subtitle K of the Code, Sections 1171 through 1179 of the Social Security Act (relating generally to privacy, security and electronic transfer of health information) and the provisions of the Health Insurance Portability and Accountability Act of 1996.

               (9) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Excluding any agreements listed in Section 5.03(l)(17) of the Disclosure Schedule and except as disclosed in Section 5.03(l)(9) of the Disclosure Schedule, neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, the termination of the employment of any of its employees within a specified time of the Effective Time nor shareholder approval of the transactions covered by this Agreement, will (A) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Arrangements or any related trust, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements. Without limiting the foregoing, except as disclosed in
          Section 5.03(l)(9) of the Disclosure Schedule, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any Employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be (i) obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (ii) be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax under Section 4999 of the Code on a payment to such person.

               (10) There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against the Company, an ERISA Affiliate, a Benefit Arrangement, or any other person, including a Benefit Arrangement participant or beneficiary, as a result of the hypothetical liquidation as of the Effective Time of any insurance, annuity, or investment contracts or any other similar investment held by any Benefit Arrangement.

               (11) All Company Stock Options that have been granted under the Company Stock Plans were granted (without giving effect to any amendment thereto) with an exercise price that equaled, at the time of such grants, at least the fair market value of the Company Common Stock on the date of grant and no Company Stock Option is subject to
          Section 409A of the Code.

               (12) To the best of Company's knowledge, all nonqualified deferred compensation arrangements (as determined under Section 409A of the Code) which are subject to Section 409A of the Code have been operated in good faith compliance with Section 409A of the Code since the enactment of Section 409A of the Code.

               (13) Excluding any agreements listed in Section 5.03(l)(17) of the Disclosure Schedule and except as disclosed in Section 5.03(l)(13) of the Disclosure Schedule, neither it nor any ERISA Affiliate is a party to any change in control or severance agreement or any other agreement (other than the NQDC Plans and Benefit Arrangements that are Pension Plans) that would provide for any payment to any Employee or any current or former director of the Company or any ERISA Affiliate as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any Employees or any current or former director of the Company or any ERISA Affiliate within a specified time of the Effective Time).

               (14) Benefits, participation and vesting under all Inherited NQDC Plans have been frozen prior to the date of this Agreement such that there can be no increase in the benefit obligations under any Inherited NQDC Plan since such plan freeze and no Inherited NQDC Plan is subject to Section 409A of the Code. Section 5.03(l)(14) of the Disclosure Schedule sets forth (i) a list of all persons with any account balance or accrued benefit under the NQDC Plans or the Inherited NQDC Plans, (ii) a schedule of payments due under any Inherited NQDC Plan that is not an account balance plan (including beginning dates, ending dates, amounts and any applicable cost of living adjustments), and (iii) copies of all current participant distribution elections made under the NQDC Plans and any Inherited NQDC Plans that are account balance plans.

               (15) Section 5.03(l)(15) of the Disclosure Schedule sets forth a complete list of all life insurance policies owned by the Company or any ERISA Affiliate and any effective surrender charges associated with such policies. Complete copies of all life insurance policies owned by the Company or any ERISA Affiliate have been delivered to Acquiror.

               (16) Neither the Company nor any ERISA Affiliate is a party to any split-dollar life insurance arrangement.

               (17) Section 5.03(l)(17) of the Disclosure Schedule sets forth a list of each Employee who has entered into a retention agreement or employment agreement with Company Bank during the period commencing on October 25, 2006 and ending on the date hereof.

          (m) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither it nor any of its Subsidiaries has been a party to any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4.

          (n) Books and Records; Accounting Controls. (1) Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein; and (2) each of it and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Company Board, that: (A) all transactions are executed in accordance with management's general or specific authorization; (B) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such statements and to maintain accountability for assets; (C) access to the assets of it and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (o) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"). It has taken all action required to be taken by it in order to make this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby comply with, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning "business combination," "fair price," "voting requirement," "constituency requirement" or other related provisions (collectively, "Takeover Provisions").

          (p) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, it has retained Sandler O'Neill & Partners, L.P. as its financial advisor, the full arrangements with which have been disclosed to Acquiror prior to the date hereof. As of the date of this Agreement, the Company has received an opinion of Sandler O'Neill & Partners, L.P., issued to the Company, to the effect that the Per Share Amount is fair from a financial point of view to holders of the Company Common Stock.

          (q) Sarbanes-Oxley Act. It is in compliance with the provisions of the Sarbanes-Oxley Act (including, without limitation, Section 404), and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

          (r) Labor Matters. Except as set forth in Section 5.03(r) of the Disclosure Schedule, neither it nor any of its Subsidiaries, other than the Company Bank, has any Employees. Neither it nor any of its Subsidiaries has improperly classified any person as an independent contractor, or granted any independent contractor any benefits under any Benefit Arrangement. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining Contract with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity. The consummation of the Merger and the other transactions contemplated hereby will not entitle any third party (including any labor union or labor organization) to any payment under any Contract relating to labor matters to which the Company or any of its Subsidiaries is a party.

          (s) Environmental Matters. The Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; there are no proceedings, claims, actions, or investigations of any kind, pending or threatened, arising under or relating to any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; the Company and its Subsidiaries are not subject to any agreements, orders, judgments or decrees imposing liability or obligation under or relating to any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (currently or formerly owned, operated, or otherwise used by, the Company or any of its Subsidiaries) that could reasonably be expected to result in any liability or obligation on the part of the Company or any of its Subsidiaries; and there are no other events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

          (t) Property. It has good, and, in the case of real property, insurable, title to, or, in the case of securities and investments, a "security entitlement" (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and such property and assets are not subject to any Liens except mechanics', workmen's, repairmen's, warehousemen's, carriers' or similar Liens arising in the ordinary course of business consistent with past practice.

          (u) Interests of Certain Persons. No Company Related Person has any interest in any property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of it or any of its Subsidiaries and any transactions between any such person and it or any of its Subsidiaries have been conducted and are being performed on an arms' length basis.

          (v) Insurance Coverage. It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. Such coverage is of a character and amount at least equivalent to that typically carried by persons of similar size engaged in similar businesses and subject to the same or similar perils or hazards. Section 5.03(v) of the Disclosure Schedule sets forth a complete and correct list of each Contract representing such coverage.

          (w) Extensions of Credit. Each loan, revolving credit facility, letter of credit or other extension of credit (including in the form of leases) or commitment to extend credit (collectively, "Extensions of Credit") made or entered into by it or one of its Subsidiaries is evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under any Extension of Credit. Its records adequately reflect the Extensions of Credit under which its or its Subsidiaries' counterparties are currently in default. Section 5.03(w) of the Disclosure Schedule sets forth a complete and correct list of all Extensions of Credit that have been classified by it as "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized" or words of similar import.

          (x) Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, "Interest Rate Instruments"), if any, whether entered into for the account of it or for the account of a customer of it or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. Section 5.03(x) of the Disclosure Schedule sets forth a complete and correct list of all Interest Rate Instruments.

          (y) Trust Business. It and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither it nor its Subsidiaries, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

          (z) Intellectual Property. (1) Section 5.03(z) of the Disclosure Schedule sets forth a true and complete list of all registered and/or material Intellectual Property owned by it and its Subsidiaries (collectively, the "Scheduled Intellectual Property") indicating for each registered item the registration number and jurisdiction of registration. It or its relevant Subsidiary exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company's use thereof or its rights thereto. It and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. It and its Subsidiaries do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which it or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Acquiror or Acquiror's Subsidiaries.

               (2) It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it and its Subsidiaries, and, to the Company's knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

               (3) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by it in connection with its business, and have not materially malfunctioned or failed within the past three years. To the Company's knowledge, no person has gained unauthorized access to the IT Assets. It and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. It and its Subsidiaries have in place reasonable security measures (which at a minimum comply with applicable law) for the protection of customer financial and other confidential information.

               (4) For purposes of this Section 5.03(z), "Intellectual Property" means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights; and "IT Assets" means the Company's and the Company's Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

          (aa) Non-Competition/Non-Solicitation. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (1) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its Affiliates is or could be conducted or the types of business that the Company or its Affiliates conducts or may conduct, (2) that could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of Acquiror or its Affiliates is or could be conducted or the types of business that Acquiror or its Affiliates conducts or may conduct, or (3) that limits, purports to limit or would limit in any way the ability of the Company and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of Acquiror or its affiliates to do so.

          (bb) Absence of Undisclosed Liabilities and Changes. Except as disclosed in the Company's Regulatory Filings filed with the SEC prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (whether or not required to be reflected in financial statements prepared in accordance with GAAP or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on the Company, and, since December 31, 2005, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

     5.04. Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Company as follows:

          (a) Organization, Standing and Authority. Each of Acquiror and Merger Sub is, and as of the date of the Closing will be, a private-law entity or a corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation.

          (b) Power and Authority. Each of Acquiror and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each has or as of the date of the Closing will have, the corporate power and authority to consummate the transactions contemplated hereby. Acquiror has duly executed and delivered this Agreement. No vote of Acquiror's stockholders is necessary to approve this Agreement or the Merger, and this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement is a valid and legally binding obligation of Acquiror, enforceable in accordance with its terms.

          (c) Consents and Approvals. No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for filings of applications and notices with, receipt of approvals or no objections from, and expiration of related waiting periods required by U.S. federal and state banking authorities and foreign banking authorities, including applications and notices under the BHC Act, the Bank Merger Act, the CFC and The Nederlandsche Bank. It is not aware of any reason why all such necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the transactions contemplated hereby on a timely basis.

          (d) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.04(c), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries,
     (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

          (e) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein in a manner that could result in a claim against the Company.

                                   ARTICLE VI

                                    COVENANTS

     6.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, Acquiror and the Company will each use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

          (b) Without limiting the generality of Section 6.01(a), the Company agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger and the Other Mergers or for the Surviving Corporation to receive the benefit of such Contract.

     6.02. Shareholder Approval. The Company Board will submit to its shareholders the principal terms of this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with the CCC, other applicable law, applicable NASDAQ National Market System rules, the rules of any other relevant exchange and its Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the "Company Meeting"), as promptly as practicable, to consider and vote upon approval of the principal terms of this Agreement as well as any other such related matters. The

Company Board will use all reasonable best efforts to obtain from its shareholders a vote approving the principal terms of this Agreement, including providing an unqualified recommendation that its shareholders vote in favor of the Merger. The Company Board will not impose a requirement that the holders of more than a majority of the outstanding shares of the Company Common Stock entitled to vote on the Merger and the principal terms of the Agreement approve the Merger and the principal terms of the Agreement. If the Company Board, after consultation with (and based on the advice of) outside counsel, determines in good faith that, because of the receipt by the Company of an Acquisition Proposal that the Company Board concludes in good faith constitutes a Superior Proposal, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the approval of the principal terms of this Agreement, then, in submitting the principal terms of this Agreement to the Company Meeting, the Company Board may submit principal terms of this Agreement to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Company Board may not take any actions under this sentence until after giving Acquiror at least five business days to respond to such Acquisition Proposal (and after giving Acquiror notice of the latest material terms, conditions and identity of the third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Acquiror.

     6.03. Proxy Statement. (a) The Company will prepare a proxy statement for the Company Meeting (the "Proxy Statement") and all related documents, and file a preliminary draft Proxy Statement with the SEC no later than December 15, 2006. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement and any amendment or supplement thereto, the solicitation of proxies and preparation for the Company Meeting, and, the Company agrees to file the Proxy Statement and any amendment or supplement thereto with the SEC within the time required to permit the Company Meeting to be held as promptly as reasonably practicable and the Closing to occur in a timely manner. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment to the Proxy Statement prior to filing it with the SEC.

          (b) The Company shall promptly notify Acquiror of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Acquiror copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. The Company and Acquiror shall each use its best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

          (c) Each of Acquiror and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Acquiror and the Company each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

     6.04. Press Releases. Acquiror and the Company will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules; provided, however, that such party shall immediately inform the other party of the issuance of such public communication or the making of such public statement. Acquiror and the Company will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

     6.05. Access; Information. (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, but without causing unreasonable disruption to its business, it will (and will cause its Subsidiaries to) afford Acquiror, and officers, employees, counsel, accountants of Acquiror and its Affiliates and other authorized Representatives, such access during normal business hours to the Company's books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Acquiror may reasonably request and the Company will furnish promptly to Acquiror (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as Acquiror may reasonably request. Acquiror shall have the opportunity to conduct an environmental assessment of the parcels of real property owned by the Company, Company Bank or their Subsidiaries (which, for the avoidance of doubt, shall not include the property referred to as the

"Gibson" site), using a consulting firm or consulting firms reasonably acceptable to the Company. Such assessment shall consist, for each property, of a "phase one" review, to be followed by a "phase two" review where Acquiror, in its reasonable discretion, shall deem necessary, but shall be completed within 90 days of the date hereof. In connection with such assessment, the Company, Company Bank and their Subsidiaries shall cooperate and assist Acquiror's environmental consultant or consultants in the preparation of the environmental assessment and make reasonably available its properties, records, documents, consultants and employees. Acquiror and Acquiror Bank shall hold, and shall cause their counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with, and subject to the terms of, the Confidentiality Agreement.

          (b) Acquiror will hold confidential any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between Acquiror and the Company, dated June 6, 2006 (the "Confidentiality Agreement").

     6.06. Acquisition Proposals. (a) The Company will not, and will cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event the Company receives an unsolicited bona fide Acquisition Proposal, including from an Other Person (as defined below) after the execution of this Agreement, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (and based on the advice of outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided further that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before and/or on the date of this Agreement with any persons other than Acquiror ("Other Persons") with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will promptly (within 24 hours) advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

          (b) Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

     6.07. Takeover Laws and Provisions. The Company will not take any action that would cause the transactions contemplated hereby or by the Voting Agreements to be subject to requirements imposed by any Takeover Law and the Company will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. The Company will not take any action that would cause the transactions contemplated hereby or by the Voting Agreements not to comply with any Takeover Provisions and the Company will take all necessary steps within its control to make those transactions comply with (or continue to comply with) any Takeover Provisions.

     6.08. Regulatory Applications; Third-Party Consents; Estoppel Certificates.
(a) Each of Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities that are required to be effected or obtained by it (the "Requisite Regulatory Approvals"), and use all reasonable best efforts to take all actions required to eliminate any impediments, known or which may become known to either party, to the receipt of any Requisite Regulatory Approval as soon as reasonably possible, and of all other third parties from which it is required to obtain consents (the "Third-Party Consents"), necessary to consummate the transactions contemplated hereby, and to obtain customary estoppel certificates from landlords under the leases of real property under which the Company, Company Bank or any of their Subsidiaries is a lessee or sublessee, and will make all necessary filings in respect of those Requisite Regulatory Approvals and Third-Party Consents for which it is responsible within 30 days after the date hereof or, if making such filings within the prescribed 30-day period is not reasonably practicable, as soon as reasonably practicable thereafter. Each of Acquiror and the Company will have the right to review in advance, promptly comment on and receive copies of correspondence and requests for amendments or supplements to such filings and, to the extent practicable, each party will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and Third-Party Consents. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. In addition, each party will
(i) promptly inform the other party of (and supply to the other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, any Governmental Authority regarding any of the transactions contemplated hereby, and (ii) consult with the other party in advance, to the extent practicable and not prohibited by law, of any meeting or conference with any Governmental Authority. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Acquiror and the Company will, subject to applicable laws relating to the exchange of information, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby. Each party will cooperate with the other party and will assist the other party as reasonably requested to permit the other party to obtain the Requisite Regulatory Approvals and Third-Party Consents to be obtained by the other party.

     6.09. No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby and thereby, and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not result in the grant of any Rights to any person (a) under the Company's Constituent Documents or (b) under any material Contract to which the Company or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement and the Voting Agreements.

     6.10. Indemnification. (a) Following the Effective Time and for a period of six years thereafter, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), to the full extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with the Company and its Subsidiaries.

          (b) For a period of six years following the Effective Time, the Surviving Corporation will use all reasonable best efforts to provide director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any of their respective Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by the Company; provided that (1) in no event shall the Surviving Corporation be required to expend in the aggregate over such six-year period, more than 250 percent of the current amount expended yearly by the Company to maintain or procure such directors' and officers' insurance coverage; (2) if the cost thereof exceeds the threshold of subparagraph (1) or if the Surviving Corporation is otherwise unable to maintain or obtain the insurance called for by this
     Section 6.10(b), the Surviving Corporation will use all reasonable best efforts to obtain as much comparable insurance as is reasonably available at an aggregate cost of not more than 250 percent of the current amount expended yearly by the Company to maintain or procure such directors' and officers' insurance coverage; and (3) present and former officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Surviving Corporation's insurance carrier for the purpose of obtaining such insurance.

          (c) Any Indemnified Party wishing to claim indemnification under
     Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Surviving Corporation; provided that failure so to notify will not affect the obligations of the Surviving Corporation under Section 6.10(a) unless and to the extent that the Surviving Corporation is materially prejudiced as a consequence. In the event of a Claim (whether arising before or after the Effective Time), (1) Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Acquiror shall be obligated pursuant to this Section 6.10(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided further that Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such

     Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (d) If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 6.10. Without limiting the generality of the foregoing, upon the occurrence of the Holding Company Merger, Acquiror will assume the obligations of the Surviving Corporation under this Section 6.10.

          (e) The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

     6.11. Funds. Acquiror shall cause Merger Sub to have, at the Effective Time, cash on hand in an aggregate amount sufficient to enable Merger Sub to timely perform its obligations hereunder, including to pay in full (i) an amount equal to the Exchange Fund, and (ii) all fees and expenses payable by Merger Sub in connection with this Agreement and the transactions contemplated hereby.

     6.12. Employee Matters. (a) As soon as possible after the date hereof, but in no event later than 10 days prior to the Effective Time, the Company shall amend, or shall cause the Company Bank to amend, the 401(k) Plan, in accordance with ERISA and the Code, to (i) provide that the only form of benefit payment under the 401(k) Plan is a single lump sum payment, (ii) provide that from and after the date of amendment, 401(k) Plan participants may not take out more than one 401(k) Plan loan, (iii) prohibit any subsequent investment in employer securities (as defined in Section 407(d) of ERISA), and (iv) comply with final regulations issued under Sections 401(k) and 401(m) of the Code. All 401(k) Plan participants shall be fully vested in their 401(k) Plan accounts effective immediately prior to the Effective Time. The Company shall terminate, or shall cause the Company Bank to terminate, the 401(k) Plan effective immediately prior to the Effective Time. As of the Effective Time, all employees of the Company and its Subsidiaries as of the Effective Time who continue to be employed by Acquiror Bank or its Subsidiaries after the Effective Time (the "Covered Employees") who have sufficient service (taking into account service credited pursuant to Section 6.12(c)) under the tax-qualified retirement plan maintained by Acquiror Bank, shall be allowed to enter active participation in the tax-qualified retirement plan maintained by Acquiror Bank in accordance with its terms and conditions and the tax-qualified retirement plan maintained by Acquiror Bank shall agree to accept rollovers of Covered Employees' account balances (provided such balances constitute an "eligible rollover distribution" under Section 402(c) of the Code), including one loan, subject to the receipt of a favorable determination letter regarding the termination of the

401(k) Plan, or at an earlier time as agreed to by the parties. During the period commencing on the date hereof and ending on the Effective Time, Company Bank will use its reasonable best efforts to provide advice and guidance to Employees with more than one loan outstanding under the 401(k) Plan regarding refinancing and consolidating loans so that such Employees only have one outstanding loan under the 401(k) Plan as of the Effective Time. Any discretionary profit sharing contribution made to the 401(k) Plan, in accordance with its terms, for the 2006 plan year shall not exceed $2,035,000 in the aggregate. No discretionary profit sharing contribution shall be made to the 401(k) plan with respect to the 2007 plan year.

          (b) The Company shall terminate, or shall cause the Company Bank to terminate, effective immediately prior to the Effective Time, (i) all Benefit Arrangements which are employee welfare benefit plans, as defined in Section 3(1) of ERISA (other than the Benefit Arrangement that provides Employees with medical insurance coverage (exclusive of dental or vision)) and (ii) the Employee Service Awards Program, the Education Assistance Program, the Employee Compassion Fund, the Employee Computer Purchase Program, and the Employee Business Expense Reimbursement Program. Acquiror Bank shall be responsible for making tuition reimbursements to any Covered Employees who (i) obtained all necessary approvals under the Education Assistance Program prior to the Effective Time, and (ii) satisfy all necessary requirements for reimbursement under such plan after the Effective Time. The Company agrees (and the Company shall cause the Company Bank to agree) that the Benefit Arrangement which provides Employees with medical insurance coverage, may be terminated, modified or merged into Acquiror Bank's employee welfare benefit plans on or after December 31, 2007, as determined by Acquiror in its sole discretion, subject to compliance with applicable law.

          (c) Immediately prior to the Effective Time, the Company shall, or shall cause the Company Bank to cash out the vacation time accrued by Covered Employees with respect to calendar year 2006 that is in excess of one week.

          (d) The Acquiror Bank shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by the Acquiror Bank in which Covered Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan in which the applicable Covered Employee participated immediately prior to the Effective Time and
     (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of the Acquiror Bank to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time.

          (e) Prior to the Effective Time, the Company shall amend, or shall cause the Company Bank to amend, the NQDC Plans to (i) provide for a freeze of the NQDC Plans as of the Effective Time, such that there shall be no distribution elections, deferrals or contributions made after the Effective Time, (ii) provide that (contingent on the Effective Time occurring) from and after the Effective Time, all NQDC Plan accounts shall only be credited with earnings equal to the rate of interest on the United States Treasury ten-year note, reset quarterly and that no other measure shall be used to determine earnings on NQDC Plan account balances, (iii) prohibit deferrals of any incentive compensation earned with respect to services rendered during the 2007 calendar year, (iv) provide that all account balances under the NQDC Plans shall be fully vested as of the Effective Time, and (v) comply with Section 409A of the Code. From and after the date hereof, neither the Company nor any ERISA Affiliate shall (i) make any Discretionary Contribution under the Mid-State Bank & Trust 2001 Deferred Compensation Plan, (ii) make any contribution under the Mid-State Bank & Trust Deferred Compensation Plan, or (iii) establish any Grantor Trust; provided, however, that the Company Bank may establish Grantor Trusts for the NQDC Plans in a form approved in writing by the Acquiror (with such approval not being unreasonably withheld) which may provide for funding at the Effective Time in an amount not to exceed the accrued benefit liabilities under the NQDC Plans determined as of immediately prior to the Effective Time and as reflected on the Company Bank's financial statements immediately prior to the Effective Time, subject to Acquiror's consent to the funding level so determined (with such approval not being unreasonably withheld). Effective as of the Effective Time Acquiror will, or Acquiror will cause Acquiror Bank to, assume the NQDC Plans, as frozen as described in this Section 6.12(e) and the Inherited NQDC Plans. All benefits accrued under the NQDC Plan and the Inherited NQDC Plans will be distributed to participants in accordance with the terms of the NQDC Plans and the Inherited NQDC Plans and the individual participants' elections; provided that the NQDC Plans and Inherited NQDC Plans shall not be terminated until all such distributions have been made to participants in accordance with participants' elections.

          (f) Prior to the Effective Time, the Company shall amend, or shall cause the Company Bank to amend, all nonqualified deferred compensation arrangements (as determined under Section 409A of the Code) which are subject to Section 409A of the Code to comply with Section 409A of the Code and all such arrangements shall be operated in good faith compliance with
     Section 409A of the Code through and including the Effective Time.

          (g) From and after the date of this Agreement, the Company shall not permit any Company Stock Option surrender under Section 2.6 of the Mid-State

     Bancshares 2005 Equity Based Compensation Plan. Any "cashless exercise" of Company Stock Options shall be made in compliance with all applicable laws and regulations. The Company shall terminate all Company Stock Option Plans immediately prior to the Effective Time.

          (h) The Company shall deliver to Acquiror a true and complete list of all Company Stock Options exercised during the one year period preceding the Effective Time that includes the name of the optionee, the exercise price, the exercise date, the exercise amount, the number of shares of Company Common Stock received under such Company Stock Options, an indication of whether such Company Stock Options were "incentive stock options" under Section 422 of the Code, and whether there has been a "disqualifying disposition" (as determined under Section 422 of the Code) of any shares of Company Common Stock acquired under such Company Stock Options.

          (i) Prior to the Closing, the Company will use its reasonable best efforts to obtain a cancellation of all the agreements and arrangements listed in Section 5.03(l)(13) of the Disclosure Schedule.

          (j) Severance benefits will be provided to Eligible Employees (as that term is defined in Exhibit C) hereto in accordance with Exhibit C. From and after the Effective Time, the severance benefits described in Exhibit C shall be the only severance benefits available to Eligible Employees.

          (k) Immediately prior to the Effective Time, the Company shall terminate, or shall cause the Company Bank to terminate, the Executive Incentive Compensation Plan, the Incentive Reward Annual Plan, the Employee Referral Program, the Trust & Investment Management Incentive Program, the Trust & Investment Commission Program, the Equipment Lease Referral Plan and the Notary Incentive Plan. If the Effective Time occurs after December 31, 2006, then upon termination, the Executive Incentive Compensation Plan and the Incentive Reward Annual Plan shall provide for a pro rated incentive for services rendered during calendar year 2007, based on the ratio of the number of calendar days during 2007 occurring prior to the Effective Time over 365; provided, however, that in no event will the aggregate pro rated incentive payment made under each plan be more than the aggregate incentive amounts paid or payable under such plans for services rendered during calendar year 2006 pro rated based on the ratio of the number of calendar days during 2007 occurring prior to the Effective Time over 365.

     6.13. Notification of Certain Matters. Acquiror and the Company will give notice promptly, but in any event within 24 hours, to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

     6.14. Certain Modifications. Acquiror and the Company shall consult with respect to the Company's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of accruals and reserves) and the Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon.

     6.15. Regulatory Compliance. (a) The Company will take all reasonable measures to ensure that the Company and Company Bank will perform at a level of at least "satisfactory" under the CRA and that the Company and Company Bank should be deemed "well managed" by their "appropriate Federal banking agency" (as such term is defined in Section 3(q) of the Federal Deposit Insurance Act) and to otherwise satisfy all regulatory standards necessary for receipt of all Requisite Regulatory Approvals; and (b) Acquiror will take all reasonable measures to ensure that Acquiror's subsidiary depository institutions will perform at a level of at least "satisfactory" under the CRA and to otherwise satisfy all regulatory standards necessary for receipt of all Requisite Regulatory Approvals.

     6.16. Other Mergers. (a) The Company will cooperate with Acquiror and its Subsidiaries to cause the Holding Company Merger to be consummated immediately after the Effective Time and the Bank Merger to be consummated as soon as practicable after the Effective Time. The Company will cooperate, and will cause Company Bank to cooperate, and join Acquiror and its Subsidiaries in the preparation, execution and processing of all applications and all director, shareholder and regulatory approvals of Acquiror, its Subsidiaries, the Company and Company Bank necessary or appropriate to obtain regulatory, corporate and other approvals of the Other Mergers in a timely manner; and (b) Acquiror will cooperate with the Company and Company Bank to cause the Holding Company Merger to be consummated immediately after the Effective Time and the Bank Merger to be consummated as soon as practicable after the Effective Time. Acquiror will cooperate in the preparation, execution and processing of all applications and all director, shareholder and regulatory approvals of Acquiror, its Subsidiaries, the Company and Company Bank necessary or appropriate to obtain regulatory, corporate and other approvals of the Other Mergers in a timely manner.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by Acquiror and the Company before the Effective Time of each of the following conditions:

          (a) Shareholder Approval. The principal terms of this Agreement shall have been duly approved by the requisite vote of the shareholders of the Company holding at least a majority of the outstanding shares of Company Common Stock.

          (b) Regulatory Matters. All Requisite Regulatory Approvals shall have been obtained, except where the failure to obtain such Requisite Regulatory Approvals shall not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

     7.02. Conditions to the Company's Obligation. The Company's obligation to consummate the Merger is also subject to the fulfillment (or written waiver by the Company) before the Effective Time of each of the following conditions:

          (a) Acquiror's Representations and Warranties. The representations and warranties of Acquiror in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Executive Officer of Acquiror to that effect.

          (b) Performance of Acquiror's Obligations. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

     7.03. Conditions to Acquiror's Obligation. Acquiror's obligation to consummate the Merger is also subject to the fulfillment (or written waiver by Acquiror) before the Effective Time of each of the following conditions:

          (a) Company's Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date of time, in which case such representations and warranties shall be true and correct as of such date or time) as of the Closing Date as though made on and as of the Closing Date; and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (b) Performance of the Company's Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (c) Third-Party Consents. The Company shall have obtained all consents, approvals or estoppel certificates of all persons, other than those covered in Section 7.01(b), required for or in connection with the execution, delivery and performance of this Agreement, and the consummation of the Merger or the other transactions contemplated hereby, and such consents, approvals and estoppel certificates shall be in full force and effect, unless the failure to obtain such consent or approval or the failure of such consent, approval or estoppel certificates to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries after the Effective Time.

          (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company (it being understood that, without limiting the generality of the foregoing, an increase of the Company Bank's ratio of Loans graded "Substandard", "Doubtful" and "Loss" to total Loans above 4% shall be deemed to have a Material Adverse Effect on the Company).

          (e) Voting Agreements. The Voting Agreements shall be in full force and effect.

          (f) Dissenting Shares. The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock.

          (g) Regulatory Matters. The Requisite Regulatory Approvals shall not contain any conditions, provisions, liabilities or terms that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries after the Effective Time.

                                  ARTICLE VIII

                                   TERMINATION

     8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by Acquiror or the Company:

          (a) Mutual Agreement. With the mutual agreement of the other party.

          (b) Breach. By Acquiror or the Company upon 30 days' prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

          (c) Adverse Action by the Company. (1) By Acquiror only, if (A) the Company Board submits this Agreement (or the principal terms of this Agreement) to its shareholders without a recommendation for approval or with special and materially adverse condition on or qualification of such approval; or (B) the Company Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02, it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten (10) business days after the first public announcement of such Acquisition Proposal shall be considered a withdrawal or material and adverse modification of its recommendation for purposes of this Section 8.01(c).

               (2) By Acquiror only, if the Company Board recommends to its shareholders an Acquisition Proposal other than the Merger.

          (d) Stockholder Approval. By Acquiror or the Company, if the required approval of the Company's shareholders shall not have been obtained upon a vote taken thereon at the Company Meeting; provided that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to any party that has breached in any material respect its obligations under this

     Agreement in any manner that shall have proximately contributed to the occurrence of the failure of such approval to be obtained.

          (e) Delay. By Acquiror or the Company, if the Effective Time has not occurred by the close of business on November 1, 2007 (the "Termination Date"); provided further, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to any party whose material breach of any covenant, agreement or obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date without regard to any extension thereof.

          (f) Denial of Regulatory Approval. By Acquiror or the Company, if any Requisite Regulatory Approval is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement pursuant to this Section 8.01(f) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of such Requisite Regulatory Approvals to be obtained.

          (g) Superior Proposal. By the Company if (1) the Company Board, in compliance with the provisions of Section 6.02, determines that an Acquisition Proposal received by the Company constitutes a Superior Proposal and authorizes the Company to enter into a binding written agreement to consummate such Superior Proposal, (2) the Company delivers to Acquiror written notice to that effect, setting forth the material terms and conditions of the Superior Proposal and indicating that it intends to enter into such an agreement and (3) Acquiror does not deliver to the Company, within five business days of receipt of such written notice, its own written proposal or offer in response to such Superior Proposal, or Acquiror submits a proposal or offer that the Company Board concludes, in compliance with the provisions of Section 6.02, is no less favorable (using the factors and process identified in the definition of "Superior Proposal"), to the Company's shareholders than the Superior Proposal; provided that such termination will not be effective until the Company has made payment to Acquiror of the termination fee required to be paid pursuant to Section 8.03(a)(5).

     8.02. Effect of Termination and Abandonment. If this Agreement is terminated and the Merger is abandoned, neither party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any breach by it of this Agreement and except that the first sentence of Section 5.03(p), Section 6.05(b), this Section 8.02,
Section 8.03 and Article IX will survive termination of this Agreement.

     8.03. Termination Fee. (a) As a condition of Acquiror and Merger Sub's willingness, and in order to induce Acquiror and Merger Sub, to enter into this Agreement, the Company hereby agrees to pay to Acquiror, and Acquiror shall be entitled to payment of a fee of $27.5 million ($27,500,000) (the "Termination Fee") (less any payment made pursuant to the proviso in Section 9.05) if (each of the following being a "Fee Payment Event") any of the following occur following the date hereof:

               (1) this Agreement is terminated by either Acquiror or the Company pursuant to Section 8.01(e), and (A) after the date of this Agreement an Acquisition Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and at least one such Acquisition Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(e)) and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, an Acquisition Transaction;

               (2) this Agreement is terminated by either Acquiror or the Company pursuant to Section 8.01(d) and (A) between the date of this Agreement and the date of any such termination, an Acquisition Proposal shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, an Acquisition Transaction;

               (3) this Agreement is terminated by Acquiror pursuant to Section 8.01(b) upon a breach or failure by the Company to comply with Section
          6.06 and the Company's breach or failure triggering such termination shall have been willful;

               (4) this Agreement is terminated by Acquiror pursuant to Section 8.01(c); or

               (5) this Agreement is terminated by the Company pursuant to
          Section 8.01(g).

          (b) Any payment required to be made under Section 8.03(a) shall be payable within two business days following the Fee Payment Event. In any case such payment shall be made, without setoff, by wire transfer in immediately available funds, to an account specified by Acquiror.

          (c) The Company acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, Acquiror commences a suit that results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall reimburse Acquiror's costs and expenses (including reasonable attorneys' fees) incurred in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the highest prime rate published in The Wall Street Journal in effect on the date such payment was required to be made.

          (d) The Company shall notify Acquiror promptly in writing of the occurrence of any Fee Payment Event, it being understood that the giving of such notice by the Company shall not be a condition to Acquiror's rights pursuant to this Section 8.03.

          (e) Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.03, the Termination Fee shall be Acquiror's and Merger Sub's sole and exclusive remedy for monetary damages under this Agreement.

     8.04. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.



                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01. Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article III, Sections 6.05(b), 6.10 and this Article IX).

     9.02. Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except that, after adoption and approval of this Agreement by the shareholders of the Company, no amendment or modification which under applicable law requires further approval of such shareholders shall be effective without obtaining such required further approval.

     9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

     9.04. Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT IS GOVERNED BY, AND WILL BE INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA OR ANY CALIFORNIA STATE COURT SITTING IN SAN FRANCISCO (THE "CHOSEN COURTS"), AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS AGREEMENT (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.06 OF THIS AGREEMENT.

     9.05. Expenses. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided that the Company shall pay all of Acquiror's documented expenses so incurred by it (but, in no event, more than $2 million) if this Agreement is terminated (A) after the shareholders of the Company shall have voted and failed to adopt this Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Agreement or shall have been canceled prior to termination of this Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), a person other than Acquiror or a Subsidiary of Acquiror shall have publicly announced or disclosed its intention to make, an Acquisition Proposal with respect to the Company or any of its Subsidiaries, (B) pursuant to Section 8.01(e), in the event the Company's failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date, or (C) pursuant to Section 8.01(f), in the event the Company's failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the denial of any approval referred to in such Section 8.01(f).

     9.06. Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

               If to Acquiror, to:

          VIB Corp
          1498 Main Street
          El Centro, California 92243
          Attention:  Guillermo Bilbao
          Facsimile:  (760) 337-3229

               with a copy to:

          Sullivan & Cromwell LLP
          125 Broad Street
          New York, New York 10004
          Attention:  H. Rodgin Cohen, Esq.
                      Keith A. Pagnani, Esq.
          Facsimile:  (212) 558-3588

               and

          Rabobank Nederland
          245 Park Avenue
          New York, New York 10167
          Attention:  Andrew Druch, General Counsel
          Facsimile:  (212) 926-7880



               If to Merger Sub, to:

          Chardonnay Merger Sub Corp.
          1498 Main Street
          El Centro, California 92243
          Attention:  Guillermo Bilbao
          Facsimile:  (760) 337-3229

               with a copy to:

          Sullivan & Cromwell LLP
          125 Broad Street
          New York, New York 10004
          Attention:  H. Rodgin Cohen, Esq.
                      Keith A. Pagnani, Esq.
          Facsimile:  (212) 558-3588
               and

          Rabobank Nederland
          245 Park Avenue
          New York, New York 10167
          Attention:  Andrew Druch, General Counsel
          Facsimile:  (212) 926-7880



               If to the Company, to:

          Mid-State Bancshares
          991 Bennett Avenue,
          Arroyo Grande, California 93421
          Attention:  James W. Lokey
          Facsimile:  (805) 473-6811

               with a copy to:

          Reitner, Stuart & Moore
          1319 Marsh Street
          San Luis Obispo, California 93401
          Attention:  John F. Stuart, Esq.
                      Kenneth E. Moore, Esq.
                      Barnet Reitner, Esq.
          Facsimile:  (805) 545-8590

               and

          Wachtell, Lipton, Rosen & Katz
          51 W. 52 Street
          New York, New York 10019
          Attention:  Craig Wasserman, Esq.
                      Richard K. Kim, Esq.
          Facsimile:  (212) 403-2000

     9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement and the Voting Agreements represent the entire understanding of Acquiror and the Company regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.10, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Acquiror, Merger Sub and the Company.

     9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that Acquiror and Merger Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of Acquiror, but no such assignment shall relieve Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

     9.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     9.10. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, Acquiror may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions; provided that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of the Company and the holders of Company Stock Options, (2) such revision does not adversely affect the tax consequences to the shareholders of the Company, (3) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (4) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                             VIB CORP


                                             By: /s/ Cor Broekhuyse
                                                --------------------------------
                                                Name:   Cor Broekhuyse
                                                Title:  Chairman


                                             By: /s/ Guillermo Bilbao
                                                --------------------------------
                                                Name:   Guillermo Bilbao
                                                Title:  Director


                                             CHARDONNAY MERGER SUB CORP.


                                             By: /s/ Cor Broekhuyse
                                                --------------------------------
                                                Name:   Cor Broekhuyse
                                                Title:  Chairman of the Board


                                             By: /s/ Guillermo Bilbao
                                                --------------------------------
                                                Name:   Guillermo Bilbao
                                                Title:  Secretary & Director


                                             MID-STATE BANCSHARES


                                             By: /s/ James W. Lokey
                                                --------------------------------
                                                Name:   James W. Lokey
                                                Title:  President & Chief
                                                        Executive Officer


                                             By: /s/ Carrol R. Pruett
                                                --------------------------------
                                                Name:   Carrol R. Pruett
                                                Title:  Chairman of the Board